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                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG



                             CARTER HOLDINGS, INC.,

                    THE STOCKHOLDERS OF CARTER HOLDINGS, INC.
                      LISTED ON THE SIGNATURE PAGES HERETO



                                       AND



                               CH ACQUISITIONS LLC



                               AS OF JULY 12, 2001



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                                TABLE OF CONTENTS

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ARTICLE I             DEFINITIONS...................................................................1

         Definitions................................................................................1

ARTICLE II            PURCHASE AND REDEMPTION OF SHARES.............................................6

         2.1      Purchase, Sale and Redemption of Seller Shares....................................6
         2.2      Redemption of Additional Shares...................................................6
         2.3      Purchase Price....................................................................7
         2.4      Company Stock Options.............................................................7
         2.5      Redemption of Remaining Shares....................................................7
         2.6      Rollover of Management Stock and Options..........................................7
         2.7      Closing Date......................................................................7
         2.8      Conversion of Shares..............................................................8

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................8

         3.1      Corporate Organization............................................................8
         3.2      Capital Stock.....................................................................8
         3.3      Subsidiaries......................................................................9
         3.4      Corporate Authority; Noncontravention.............................................9
         3.5      SEC Reports and Financial Statements.............................................10
         3.6      Absence of Material Adverse Effects..............................................10
         3.7      Insurance........................................................................10
         3.8      Taxes............................................................................10
         3.9      Governmental Permits.............................................................11
         3.10     Ownership of Property............................................................11
         3.11     Intellectual Property............................................................12
         3.12     Labor Relations..................................................................13
         3.13     Employee Benefit Plans...........................................................14
         3.14     Certain Contracts................................................................16
         3.15     Compliance with Law..............................................................17
         3.16     Environmental Matters............................................................17
         3.17     Litigation.......................................................................17
         3.18     Finders..........................................................................17
         3.19     Third-Party Consents.............................................................18
         3.20     Undisclosed Liabilities..........................................................18
         3.21     Disclosure.......................................................................18
         3.22     Customers........................................................................18
         3.23     Suppliers........................................................................18
         3.24     Books and Records................................................................18
         3.25     No Illegal Payments..............................................................18
         3.26     Transactions with Affiliates.....................................................19


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ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE SELLERS................................19

         4.1      Authority and Related Matters....................................................19
         4.2      No Finder........................................................................20

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................20

         5.1      Organization of Purchaser........................................................20
         5.2      Authority of Purchaser...........................................................20
         5.3      No Finder........................................................................21
         5.4      Absence of Proceedings...........................................................21
         5.5      Investment Intent................................................................21
         5.6      Status as Accredited Investor....................................................21
         5.7      Financial Capability.............................................................21
         5.8      No Outside Reliance..............................................................21
         5.9      Governmental Consents............................................................21

ARTICLE VI            ADDITIONAL COVENANTS.........................................................22

         6.1      Investigation by Purchaser.......................................................22
         6.2      Confidentiality..................................................................22
         6.3      Certain Agreements...............................................................22
         6.4      Operations Prior to the Closing Date.............................................22
         6.5      No Public Announcement; Confidentiality..........................................24
         6.6      Governmental Filings; Consents...................................................25
         6.7      Directors' and Officers' Indemnification.........................................25
         6.8      Employee Benefits................................................................26
         6.9      Debt Obligations.................................................................26
         6.10     Interim Financials: Cooperation with Financing...................................26
         6.11     Notification of Certain Matters..................................................26
         6.12     Non-solicitation of Employees....................................................26

ARTICLE VII           CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER..............................27

         7.1      No Misrepresentation or Breach...................................................27
         7.2      Resignations of Directors........................................................27
         7.3      Litigation.......................................................................28
         7.4      Governmental Approvals...........................................................28
         7.5      FIRPTA Affidavit.................................................................28
         7.6      Shareholder Approval for Certain Payments or Benefits............................28
         7.7      Legal Opinions...................................................................28
         7.8      Availability of Funds............................................................28
         7.9      Officer's Certificate............................................................28
         7.10     Delivery of Documents............................................................28
         7.11     Termination of Certain Agreements................................................28
         7.12     Transaction Expenses.............................................................28


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ARTICLE VIII          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLERS...........29

         8.1      No Misrepresentation or Breach...................................................29
         8.2      Litigation.......................................................................29
         8.3      Governmental Approvals...........................................................29
         8.4      Officer's Certificate............................................................29

ARTICLE IX            TERMINATION..................................................................29

         9.1      Termination......................................................................29
         9.2      Effect of Termination............................................................30

ARTICLE X             GENERAL PROVISIONS...........................................................30

         10.1     Non-survival of Representations and Warranties...................................30
         10.2     Notices..........................................................................30
         10.3     Partial Invalidity...............................................................31
         10.4     Execution in Counterparts; Facsimile Signatures..................................31
         10.5     Governing Law....................................................................31
         10.6     Expenses.........................................................................32
         10.7     Assignment; Successors and Assigns; No Third Party Beneficiaries.................32
         10.8     No Implied Representation........................................................32
         10.9     Titles and Headings..............................................................32
         10.10    Schedules and Exhibits...........................................................32
         10.11    Knowledge........................................................................32
         10.12    Entire Agreement; Amendments.....................................................33
         10.13    Waivers..........................................................................33
         10.14    Waiver of Jury Trial.............................................................33

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                             EXHIBITS AND SCHEDULES

Exhibit A         Sellers
Exhibit B         Management Bonus
Exhibit C         Goldman Sachs Commitment Letters
Exhibit D         Rollover Shares
Exhibit E         Sellers' Notice Information
Schedule 3.2      Capital Stock
Schedule 3.3      Subsidiaries
Schedule 3.4      Corporate Authority; Noncontravention
Schedule 3.5      SEC Reports and Financial Statements
Schedule 3.7      Insurance
Schedule 3.10     Ownership of Property
Schedule 3.11     Intellectual Property
Schedule 3.14     Contracts
Schedule 3.15     Compliance with Law
Schedule 3.16     Environmental Matters
Schedule 3.17     Litigation
Schedule 3.19     Third Party Consents
Schedule 3.20     Undisclosed Liabilities
Schedule 3.22     Customers
Schedule 3.23     Suppliers
Schedule 3.26     Transactions with Affiliates
Schedule 4.1      Seller Authority and Related Matters
Schedule 6.4      Operations Prior to Closing Date
Schedule 6.8      Employee Benefits
Schedule 10.11    Persons Having Knowledge



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                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT is dated as of July 12, 2001, by and among those Persons listed on EXHIBIT A hereto (each individually, a "SELLER", collectively, the "SELLERS"), Carter Holdings, Inc., a
Massachusetts corporation (the "COMPANY"), and CH Acquisitions LLC, a Delaware limited liability company ("PURCHASER").

                                   BACKGROUND

                  A. The outstanding equity securities of the Company consist of shares of Class A Stock, Class C Stock and Class D Stock, each having a par value of $.01 per share.

                  B. The Class D Sellers are the owners of 100% of the outstanding shares of Class D Stock as set forth on Exhibit A hereto.

                  C. The Class A and C Sellers and the Management Sellers are the owners of the shares of Class A Stock and Class C Stock set forth on Exhibit A hereto.

                  D. Pursuant to the Certificate of Designations of the Company as filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (the "CERTIFICATE OF DESIGNATIONS"), holders of Class A Stock and Class C Stock of the Company that are not otherwise bound by this Agreement are entitled to participate pursuant to tag-along rights in any proposed sale of Class D Stock by holders thereof and are subject to mandatory redemption under the circumstances set forth in the Certificate of Designations.

                  E. The Class D Sellers desire to sell to Purchaser all shares of Class D Stock; the Management Sellers desire to sell to Purchaser all of the Management Shares other than shares that are retained by the Management Sellers; and the Company desires to issue and sell to Purchaser shares of Common Stock. Purchaser desires to purchase such Class D Stock, Management Shares and shares of Common Stock.

                  F. Using the proceeds of borrowings by the Company and TWCC and the sale of Common Stock to Purchaser, the Company and Purchaser are willing to provide the funds necessary to redeem or purchase the remaining shares of Class A Stock and Class C Stock.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements set forth herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  In addition to the other words and terms defined elsewhere in the Agreement, as used in this Agreement, the following words and terms have the meanings specified or referred to below:


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                  "ADDITIONAL SHARES" has the meaning specified in Section 2.2.

                  "AGGREGATE OPTION EXERCISE PRICE" means an amount equal to the aggregate dollar amount of the exercise price of all Company Options outstanding immediately prior to the Closing.

                  "AGGREGATE PURCHASE PRICE" means an amount equal to (i) the Buyer Purchase Price, PLUS (ii) the Aggregate Option Exercise Price, LESS
(iii) the amount, if any, by which Transaction Expenses exceed $11,285,000.00.

                  "BRIDGE FACILITY" has the meaning specified in Section 5.7.

                  "BUYER PURCHASE PRICE" means $252,515,000.00.

                  "CERTIFICATE OF DESIGNATIONS" has the meaning specified in the recitals to this Agreement.

                  "CLASS A STOCK" has the meaning specified in Section 3.2.

                  "CLASS C STOCK" has the meaning specified in Section 3.2.

                  "CLASS A AND C SELLERS" means the holders of Class A Stock and Class C Stock that are listed on EXHIBIT A hereto, but specifically excluding the Management Sellers..

                  "CLASS D SELLERS" means the holders of Class D Stock.

                  "CLASS D STOCK" has the meaning specified in Section 3.2.

                  "CLOSING" has the meaning specified in Section 2.7.

                  "CLOSING DATE" has the meaning specified in Section 2.7.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COMMON STOCK" has the meaning specified in Section 3.2.

                  "COMPANY" has the meaning specified in the first paragraph of this Agreement.

                  "COMPANY INTELLECTUAL PROPERTY" has the meaning specified in Section 3.11(a).

                  "COMPANY OPTION" has the meaning specified in Section 3.2.

                  "COMPANY OPTION PLAN" has the meaning specified in Section
3.2.

                  "CONFIDENTIALITY AGREEMENT" has the meaning specified in
Section 6.2.

                  "DEFINED BENEFIT PLAN" has the meaning specified in Section 3.13(a).

                  "ELECTING STOCKHOLDERS" has the meaning specified in
Section 2.2.


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                  "EMPLOYEE BENEFIT PLAN" has the meaning specified in
Section 3.13(a).

                  "EMPLOYEE PLAN" has the meaning specified in Section
3.13(a).

                  "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage purchase right or restriction on transfer or pledge.

                  "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, the Federal Water Pollution Control Act, 33 U.S.C. Section 1201, the Clean Water Act, 33 U.S.C. Section 1321, the Clean Air Act, 42 U.S.C. Section 7401 and the Toxic Substances Control Act, 15 U.S.C. Section 2601, in each case, as amended from time to time, or any other federal, state or local law, ordinance or regulation dealing with the protection of human health from exposure to Hazardous Substances, natural resources and/or the environment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "FULLY DILUTED NUMBER" means (i) the aggregate number of outstanding Shares (excluding treasury shares) as of the Closing Date plus
(ii) the aggregate number of Shares issuable upon exercise of all outstanding Company Options as of the Closing Date.

                  "GAAP" means United States generally accepted accounting principles.

                  "GOVERNMENTAL BODY" means any federal, state, local or foreign court or tribunal, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority (or any department, bureau or division thereof) or any arbitral body.

                  "GOVERNMENTAL PERMITS" has the meaning specified in Section
3.9.

                  "HAZARDOUS SUBSTANCES" means all "hazardous substances" as defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sec. 9601 et seq. and regulations promulgated thereunder, polychlorinated biphenyls, asbestos, and petroleum, including crude oil and all fractions thereof.

                  "H-S-R ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "IRS" means the Internal Revenue Service.

                  "LAWS" means any federal, state, local or foreign law, code, regulation, rule, order, writ, ordinance, permit, license, injunction, judgment, ruling or decree, including, without limitation, the Fair Labor Standards Act, all Environmental Laws and all permitting and approval requirements.

                  "LEASED REAL PROPERTY" has the meaning specified in Section 3.10(a).


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                  "MANAGEMENT BONUS" means the bonuses to be paid to certain members of management of TWCC on the Closing Date as more specifically set forth in EXHIBIT B hereto.

                  "MANAGEMENT SELLERS" means the holders of Class C Stock that are employees of TWCC and are identified as Management Sellers on EXHIBIT A hereto.

                  "MANAGEMENT SHARES" means the Shares of Class C Stock held by the Management Sellers as specified next to each Management Seller's name on EXHIBIT A hereto.

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on or change in the assets, results of operations, financial condition, business, or near-term prospects based on aggregate bookings, of the Company and its Subsidiaries taken as a whole, except for effects or changes resulting primarily from (a) general economic conditions or general conditions in the infant and toddler apparel industry or (b) the announcement of the transactions contemplated by this Agreement.

                  "MULTIEMPLOYER PLAN" has the meaning specified in Section 3.13(a).

                  "NOTES" means (a) the Company's 12% Senior Subordinated Notes due 2008, and (b) TWCC's 10 3/8% Senior Subordinated Notes due 2006.

                  "OWNED REAL PROPERTY" has the meaning specified in Section 3.10(a).

                  "PERMITTED ENCUMBRANCE" has the meaning specified in
Section 3.10(b).

                  "PER SHARE AMOUNT" means (i) the Aggregate Purchase Price divided by (ii) the Fully Diluted Number, rounded to the nearest $0.01.

                  "PERSON" means and includes an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and any governmental or regulatory body or other agency or authority.

                  "PROPERTY LEASES" means leases, subleases or other documents, instruments and agreements to which any of the Company or the Subsidiaries is a party, whether as lessee, lessor, sublessee or sublessor, pertaining to the current or future use or occupancy of any Real Property, together with all amendments, modifications, and supplements thereto.

                  "PURCHASER" has the meaning specified in the first paragraph of this Agreement.

                  "PURCHASER RESIDUAL AMOUNT" shall mean an amount equal to $145,500,000.00 LESS (i) the aggregate purchase price paid by Purchaser for the Class D Stock and the Management Shares pursuant to Sections 2.1(a) and 2.1(b) LESS (ii) the product of (X) the number of Rollover Shares multiplied by (Y) the Per Share Amount LESS (iii) the product of (X) the number of Company Options exchanged by holders thereof for new options at the Closing multiplied by (Y) the difference between (1) the Per Share Amount and (2) $60.

                  "REAL PROPERTY" has the meaning specified in Section
3.10(a).


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                  "REDEEMED SHARES" has the meaning specified in Section 2.5.

                  "REPORTING COMPANIES" means the Company and TWCC.

                  "RETURNS" has the meaning specified in Section 3.8(a).

                  "ROLLOVER SHARES" means Shares of Class C Stock that the Management Sellers agree to retain pursuant to Section 2.6.

                  "SEC" has the meaning specified in Section 3.5.

                  "SEC FILINGS" has the meaning specified in Section 3.5.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SELLER SHARES" means the Class A Stock, the Class C Stock and the Class D Stock held by each Seller that is listed on EXHIBIT A hereto, but specifically excludes for this purpose, the Additional Shares and the Rollover Shares.

                  "SELLERS" means the Class D Sellers, each Person listed on EXHIBIT A hereto as a Seller, as well as, from and after identification thereof to Purchaser pursuant to the terms hereof, the Electing Stockholders.

                  "SENIOR CREDIT AGREEMENT" means the Credit Agreement dated October 30, 1996 among TWCC, certain lenders and The Chase Manhattan Bank as Administrative Agent, as amended from time to time.

                  "SHARES" means shares of Class A, Class C or Class D Stock, as applicable.

                  "SUBSIDIARY" means any corporation, partnership, joint venture or other legal entity of which the Company owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which generally are entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity or for which the Company has the right to control the board.

                  "TAX" or "TAXES" has the meaning specified in Section
3.8(a).

                  "TRANSACTION EXPENSES" means the legal, accounting, financial advisory (including, without limitation the fees of Goldman, Sachs & Co. as contemplated by Section 3.18) and consulting expenses incurred by any of the Company, the Subsidiaries or the Sellers in connection with the transactions contemplated hereby as well as the Management Bonus and the cost of directors and officers "run-off" or similar insurance policies purchased by the Company prior to Closing. For the avoidance of doubt, the term "Transaction Expenses" does not include any fees or expenses incurred by any party in connection with Purchaser's financing arrangements that are related to the transactions contemplated hereby.

                  "TREASURY REGULATIONS" has the meaning specified in Section 3.8(c).


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                  "TWCC" means The William Carter Company, a Massachusetts
corporation and a wholly-owned Subsidiary of the Company.

                  "USRPHC" has the meaning specified in Section 3.8(c).

                                   ARTICLE II
                        PURCHASE AND REDEMPTION OF SHARES

                  2.1 PURCHASE, SALE AND REDEMPTION OF SELLER SHARES. Subject to the terms and conditions hereof, on the Closing Date:

                  (a) Each Class D Seller shall sell to Purchaser, and Purchaser shall purchase from each Class D Seller, the number of Shares of Class D Stock specified next to such Seller's name on EXHIBIT A hereto, representing, in the aggregate, 100% of the issued and outstanding shares of Class D Stock of the Company.

                  (b) Each Management Seller shall sell to Purchaser, and Purchaser shall purchase from each Management Seller, the number of Management Shares specified next to such Management Seller's name on EXHIBIT A hereto except for those Shares, if any, that will be retained by the Management Sellers as indicated on EXHIBIT D. No Management Seller shall elect to participate in the sale of Shares to Purchaser pursuant to the terms of the Certificate of Designations or pursuant to any contractual "tag-along" right.

                  (c) The Company shall purchase and the Class A and C Sellers shall sell to the Company the shares of Class A Stock and Class C Stock set forth on EXHIBIT A hereto. No Class A and Class C Sellers shall elect to participate in the sale of Shares to Purchaser pursuant to the terms of the Certificate of Designations.

                  (d) Purchaser shall purchase and the Company shall issue and sell to Purchaser the number of shares of Common Stock equal to the Purchaser Residual Amount divided by the Per Share Amount.

                  2.2 REDEMPTION OF ADDITIONAL SHARES. Not less than 10 days prior to the Closing, the Company shall notify Purchaser of those holders of Class A Stock and Class C Stock who have made valid elections to participate in the sale of Shares to Purchaser pursuant to the terms of the Certificate of Designations (the "ELECTING STOCKHOLDERS") and the number of shares of Class A Stock and Class C Stock with respect to which each such Electing Stockholder has validly exercised such right (the "ADDITIONAL SHARES"). In order to make a valid election to participate in the sale of Shares pursuant to this Agreement, each Electing Stockholder shall agree, in form reasonably satisfactory to and for the benefit of Purchaser, to be bound by the terms, conditions and other provisions of this Agreement as if a signatory hereto as of the date hereof and to waive any and all rights to the contrary under applicable Law or the Certificate of Designations. Subject to the terms and conditions hereof and the Certificate of Designations, on the Closing Date, Purchaser (or its designee) shall purchase from the Electing Stockholders, and the Electing Stockholders shall sell to Purchaser (or its designee), the Additional Shares.


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                  2.3      PURCHASE PRICE. The purchase or redemption price
per Share to be paid to each Seller pursuant to this Article II whether paid by Purchaser or the Company shall be the Per Share Amount, payable in cash in immediately available funds against delivery of stock certificates representing the Shares being sold, in proper form and duly endorsed for transfer. Payment shall be made by wire transfer of immediately available funds to accounts designated by the Sellers by notice to Purchaser or the Company, as the case may be, at least two business days prior to the Closing.

                  2.4 COMPANY STOCK OPTIONS. On the Closing Date the Company shall pay each holder of a Company Option that is outstanding as of the Closing Date (other than with respect to Company Options, if any, that are canceled pursuant to Section 2.6), for each Share covered by such Company Option, a cash amount equal to the Per Share Amount less the applicable per share exercise price of such Company Option and any withholding taxes required by applicable law. All Company Options shall terminate on the Closing Date.

                  2.5 REDEMPTION OF REMAINING SHARES. Subject to the terms and conditions hereof and the Certificate of Designations, on or before the Closing Date, the Company shall redeem, concurrently with the consummation of the transactions contemplated by Sections 2.1 and 2.2, those shares of Class A Stock and Class C Stock that do not constitute Additional Shares or Seller Shares for purposes of this Agreement (the "REDEEMED SHARES"). The price to be paid for each Redeemed Share shall be the Per Share Amount. The Company shall give notice of such redemption at least two business days prior to the Closing and, on and after the Closing Date, pay the Per Share Amount in respect of each Redeemed Share to each holder of Redeemed Shares promptly after the surrender to the Company for cancellation by such holder of stock certificates representing such Redeemed Shares. In accordance with Section 5 of the Certificate of Designations, all certificates representing Redeemed Shares, including certificates not delivered or surrendered to the Company for cancellation, shall be deemed to be canceled by the Company as of the Closing Date and shall thereafter no longer represent any equity interest in or other rights with respect to the Company other than the right to receive the Per Share Amount in respect of each Redeemed Share upon surrender of such Redeemed Shares to the Company for cancellation. If for any reason the Company is unable to pay the amounts required under this Section 2.5, Purchaser shall in any event be liable for payment thereof.

                  2.6 ROLLOVER OF MANAGEMENT STOCK AND OPTIONS. Each Management Seller, on the one hand, and Purchaser, on the other hand, may without the consent of any other party hereto (a) reallocate Shares from the column entitled "Management Shares" on Exhibit A to the column entitled "Rollover Shares" on Exhibit D, in each case only as it relates to each such Management Seller and (b) cancel some or all of the Company Options held by each such Management Seller in exchange for the issuance by the Company of new options at the Closing.

                  2.7 CLOSING DATE. Subject to the terms and conditions hereof including the satisfaction of the conditions set forth in Articles VII and VIII or waiver thereof by the party or parties entitled to the benefit of such conditions (it being understood that, in the case of waiver of any conditions for the benefit of the Company and the Sellers, such waiver may be made by the Company on behalf of itself and each of the Sellers), the consummation of the transactions provided for in this Article II (the "CLOSING") shall take place (a) on September 28, 2001 or (b) on such earlier date as Purchaser may request after the satisfaction (or waiver) of the

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conditions set forth in Articles VII and VIII hereof provided that Purchaser provides the Company with two business days notice or (c) on such other date as Purchaser and the Company (on behalf of itself and the Sellers) mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE." The Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 or at such other place as Purchaser and the Company (on behalf of itself and the Sellers) may mutually agree. For purposes of this Section 2.7 and Section 9.1 hereof, any determination made or action taken by the Company on behalf of itself and the Sellers shall be deemed to be the determination or act of each Seller.

                  2.8 CONVERSION OF SHARES. The Sellers acknowledge that immediately after the consummation of the transactions contemplated by this Agreement, each outstanding Rollover Share shall be converted into Common Stock pursuant to Section 6 of the Certificate of Designations.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Purchaser as follows:

                  3.1 CORPORATE ORGANIZATION. Each of the Company and the Subsidiaries is a corporation duly organized and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and the Subsidiaries is duly qualified to transact business as a foreign corporation and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to so qualify has not had and would not have a Material Adverse Effect. Each of the Company and the Subsidiaries has all requisite corporate power to own or lease and to operate and use its properties and assets and to carry on its businesses as now conducted. Each of the Company and the Subsidiaries has delivered or made available to Purchaser complete and correct copies of its articles of organization (or equivalent thereof) and bylaws, each as in effect on the date hereof.

                  3.2 CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of 1,280,000 shares of common stock, par value $.01 per share (the "COMMON STOCK"), 775,000 shares of Class A stock, par value $.01 per share (the "CLASS A STOCK"), 500,000 shares of Class C stock, par value $.01 per share (the "CLASS C STOCK") and 5,000 shares of Class D stock, par value $.01 per share (the "CLASS D Stock"). As of the date hereof, 752,808.16 shares of Class A Stock are outstanding, 211,010.4870 shares of Class C Stock are outstanding, 5,000 shares of Class D Stock are outstanding and no shares of Common Stock are outstanding. As of the date hereof, options to purchase 74,981.6041 shares of Class C Stock (each a "COMPANY OPTION") are outstanding pursuant to stock option agreements entered into between the Company and certain management and key employees pursuant to the Carter Holdings, Inc. Management Stock Incentive Plan (the "COMPANY OPTION PLAN"). SCHEDULE 3.2 includes an accurate and complete list of the Company Options setting forth the name of the optionee, the exercise price and the number of shares of Class C Stock subject to each outstanding Company Option. Except as disclosed in SCHEDULE 3.2, there are no agreements, warrants, puts, calls, rights, preemptive rights, options or other commitments of any character to which the Company is a party or by which it is bound which obligates the Company to issue, deliver, register or sell any additional shares of its capital stock or any securities or instruments convertible into or exchangeable for any such additional shares of capital stock. All outstanding Shares are duly and validly issued and fully paid and nonassessable.

                  3.3 SUBSIDIARIES. SCHEDULE 3.3 lists each Subsidiary of the Company and the jurisdiction of its organization. There are no agreements, warrants, puts, calls, rights, preemptive rights, options or other commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which obligates the Company or any Subsidiary to issue, deliver, register or sell any outstanding or additional shares of capital stock of any Subsidiary or any securities or instruments convertible into or exchangeable for any such outstanding or additional shares of capital stock. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and each such share is owned by the Company or another Subsidiary, free and clear of Encumbrances.

                  3.4      CORPORATE AUTHORITY; NONCONTRAVENTION.

                  (a) The Company has all requisite corporate power to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by general principles of equity and public policy).

                  (b) Except as set forth in SCHEDULE 3.4 and, in each case, except as would not be reasonably likely to have a material effect on the transactions contemplated hereby, the execution and delivery of this Agreement by the Company and each Seller, the consummation by the Company and each Seller of any of the transactions contemplated hereby, and the performance by the Company and each Seller of its obligations hereunder will not:

                           (i) violate any provision of the articles of organization (or equivalents thereof) or bylaws of the Company or any Subsidiary;

                           (ii)   contravene any Law;

                           (iii) violate or conflict with, constitute a default of or breach under, entitle any party to accelerate, terminate or rescind any obligation or right under, or result in the creation or imposition of any Encumbrance upon any of the assets of the Company or any Subsidiary pursuant to any provision of, any mortgage, lien, lease, agreement, indenture, license, instrument to which either the Company or any Subsidiary is a party or by which any of them or any of their assets is bound; or

                           (iv) require the approval, consent, authorization or act of, or the making by the Company or any Subsidiary of any declaration, filing or registration with, any Governmental Body.

                  3.5 SEC REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1998, the Reporting Companies have filed all material forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by them pursuant to the federal securities laws and the rules and regulations promulgated thereunder, and all such forms, reports and documents filed with the SEC have complied in all material respects with all applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder (such forms, reports and documents, together with any exhibits and any amendments thereto including any related financial statements and any information incorporated by reference therein are referred to as the "SEC FILINGS"). As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Attached as SCHEDULE 3.5 are the Company's most recent audited financial statements as well as the Company's most recent quarterly unaudited financial statements which has been reviewed by the Company's auditors in compliance with SAS 71. Each of the balance sheets, statements of operations, statements of equity and statements of cash flow included in the SEC Filings on or prior to the date hereof were prepared in accordance with GAAP applied on a consistent basis and fairly present, in all material respects, the consolidated financial position of the Reporting Companies as of the dates thereof and the consolidated results of operations and changes in cash flows of the Reporting Companies for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of notes to such statements).

                  3.6 ABSENCE OF MATERIAL ADVERSE EFFECTS. Since December 31, 2000, neither the Company nor any of the Subsidiaries has (a) suffered any damage, destruction or casualty loss to any of its assets which, individually or in the aggregate, has a Material Adverse Effect, or (b) suffered any Material Adverse Effect.

                  3.7 INSURANCE. SCHEDULE 3.7 is a schedule of all material insurance policies or binders of insurance which relate to the business of the Company and the Subsidiaries (excluding insurance funding Employee Plans) as of the date hereof. To the Company's knowledge, such policies (i) provide adequate coverage for all customary risks incident to the Company's and its Subsidiaries' assets, properties and business operations, and (ii) except as set forth in SCHEDULE 3.7, will continue in full force and effect following the Closing Date.

                  3.8      TAXES.

                  (a) The Company and the Subsidiaries have filed or caused to be filed (or will have filed or caused to be filed) all material federal, state, foreign and local tax returns, tax information returns, reports, and estimates ("RETURNS"), for all taxable or reporting periods ending on or before the Closing Date (taking into account applicable extension periods) to the extent required to be filed by the Company and the Subsidiaries under applicable federal, foreign, state or local law on or before the Closing Date; all Taxes due have been paid in full when due and the Company and each of the Subsidiaries has established adequate reserves in accordance with

GAAP on the books and records and on the financial statements of the Company and the Subsidiaries for all Taxes not yet due and payable; all Returns are complete and accurate in all material respects; and there are no liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. As used in this Agreement, "TAXES" or "TAX" means all foreign, federal, state and local taxes of any kind, including, without limitation, income, capital gains, gross receipts, franchise, employment, sales, use, license, property or withholding taxes and any interest or penalties related thereto, validly imposed upon the Company and the Subsidiaries with respect to such taxes.

                  (b) As of the date hereof: (i) all deficiencies or assessments relating to Taxes have been paid in full; (ii) no waivers of statutes of limitation and no extensions of time have been given or requested with respect to any payments of Taxes by the Company and the Subsidiaries;
(iii) no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or the Subsidiaries; and
(iv) no proceedings before any Governmental Body are presently pending with regard to any Taxes or Returns and neither the Company nor the Subsidiaries have received any written notices of such audits or proceedings.

                  (c) Neither the Company nor any Subsidiary is a United States Real Property Holding Corporation (a "USRPHC") within the meaning of
Section 897 of the Code nor was any of the Company or any Subsidiary a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the regulations promulgated by the Treasury Department pursuant to the Code (the "TREASURY REGULATIONS")) that occurred in the five-year or shorter applicable period preceding the Closing Date.

                  3.9 GOVERNMENTAL PERMITS. The Company and each Subsidiary own, hold or possess all governmental licenses, permits, privileges, immunities, approvals and other authorizations which are necessary for the ownership, leasing, operation and use of its assets or which are required for the conduct of its business as currently conducted (the "GOVERNMENTAL PERMITS"), except where the failure to own, hold or possess the same have not had and would not have a Material Adverse Effect. Each Governmental Permit is valid and in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any Governmental Permit is threatened, except in each case as have not had and would not have a Material Adverse Effect.

                  3.10     OWNERSHIP OF PROPERTY.

                  (a) SCHEDULE 3.10 sets forth as of the date hereof (i) an accurate and complete list of all real property that the Company or any Subsidiary owns, or in which the Company or any Subsidiary has legal, beneficial or equitable title (the "OWNED REAL PROPERTY"); (ii) an accurate and complete list of all real property with respect to which the Company or any Subsidiary is a lessee, sublessee, licensee or other occupant or user (the "LEASED REAL PROPERTY"); and (iii) an accurate and complete list of each lease, sublease, license or other agreement, oral or written, pursuant to which any party other than the Company or a Subsidiary occupies or uses all or any part of the Owned Real Property or the Leased Real Property. The Owned Real Property and the Leased Real Property are sometimes collectively referred to herein as the "REAL PROPERTY". Except as set forth in SCHEDULE 3.10, neither the Company nor any Subsidiary is in breach or default under any of the Property Leases nor, to the knowledge of the Company, is any other party to any of the Property Leases in default thereunder; excluding in each case breaches or defaults which have not had and would not have a Material Adverse Effect.

                  (b) The Company and the Subsidiaries have good (and, in the case of Owned Real Property, marketable) title (or leasehold interest with respect to Leased Real Property) to all assets which are necessary to the conduct of the business of the Company and the Subsidiaries taken as a whole, except for inventory sold, consumed or otherwise disposed of in the ordinary course of business since December 31, 2000, free and clear of all Encumbrances, except (i) as set forth in SCHEDULE 3.10, (ii) for liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings, (iii) for liens of carriers, warehousemen, mechanics, materialmen and other similar liens incurred in the ordinary course of business that do not individually or in the aggregate have a Material Adverse Effect, and (iv) for lack of title and other Encumbrances which do not have a Material Adverse Effect (the matters set forth in the foregoing clauses (i), (ii), (iii) and (iv) as well as any Encumbrances arising from the Senior Credit Agreement are referred to herein as "PERMITTED ENCUMBRANCES").

                  (c) There are no pending or, to the knowledge of the Company, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property, or other matters which would adversely affect the use, occupancy or value thereto, except as have not had and would not have a Material Adverse Effect.

                  (d) The buildings and improvements located on the Owned Real Property are within the boundary lines of the described parcels of land except as have not had and would not have a Material Adverse Effect.

                  (e) Each facility located on any Real Property is supplied with utilities and other services necessary for the operation of such facility and are provided via public roads or via appurtenant easements, each such facility abuts on and has vehicular access to a public road, or has access to a public road via an easement, except in each case as have not had and would not have a Material Adverse Effect.

                  (f) Each Property Lease is in full force and effect and, except as set forth in SCHEDULE 3.4, none of the Company or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leased Real Property, except in each case as have not had and would not have a Material Adverse Effect.

                  3.11     INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 3.11 contains a complete and correct list of each patent, patent application, registered trademark, trademark application, registered service mark, service mark application, trade name, trade secret or copyright owned by, used by, or licensed for use by any of the Company or the Subsidiaries (together with other intellectual property rights owned by, used by or licensed for use by any of the Company or the Subsidiaries and that is material to the business of the Company and the Subsidiaries, taken as a whole, the "COMPANY INTELLECTUAL PROPERTY").

                  (b)      Except as set forth in SCHEDULE 3.11:

                           (i) each item of Company Intellectual Property has
                  been duly maintained and is valid and subsisting;

                           (ii) no material claim has been made, is currently
                  pending or, to the Company's knowledge, is threatened against the Company or any Subsidiary contesting the validity, enforceability, use or ownership of any item of Company Intellectual Property, or otherwise claiming that the Company or any Subsidiary has infringed or is infringing any patent, trademark, service mark, tradename, copyright or other intellectual property right of any third party, or claiming that the Company or any Subsidiary has misappropriated any trade secret or other intellectual property of any third party; and

                           (iii) within the last six years, no third party has,
                  to the Company's knowledge, misappropriated, diluted or infringed any item of Company Intellectual Property.

                  (c) The Company or applicable Subsidiary owns, or has a valid right to use (in substantially the manner as presently used by such entity), free and clear of all material encumbrances, restrictions or limitations, the Company Intellectual Property.

                  (d) Complete and correct copies of all material contracts, agreements and licenses relating to any of the Company's or the Subsidiaries' rights in the Company Intellectual Property have been made available to Purchaser by the Company. Each such contract, agreement or license is in full force and effect and neither the Company nor any Subsidiary is in breach of or default under any such contract, agreement, or license, except for breaches and defaults which have not had and would not have a Material Adverse Effect.

                  (e) Each item of Company Intellectual Property (other than Company Intellectual Property licensed for use by any of the Company or the Subsidiaries) was developed either (a) by employees of the Company or one of its Subsidiaries within the scope of their employment; (b) by independent contractors as "works-made-for-hire," as that term is defined under Section 101 of the United States Copyright Act, 17 U.S.C. Section 101, pursuant to written agreement; or (c) by third parties who have assigned, licensed or otherwise transferred their rights therein to the Company or relevant Subsidiary pursuant to a written agreement. No former or present employees, officers or directors of the Company or any Subsidiary retain any rights of ownership or use of any item of Company Intellectual Property, and no employees or third parties who have developed or participated in the development of any item of the Company Intellectual Property have any rights therein.

                  3.12 LABOR RELATIONS. There are no pending labor grievances or unfair labor practice claims or charges against the Company or any Subsidiary which have had or would have a Material Adverse Effect. To the knowledge of the Company, there are no nor in the past five years have there been any organizing efforts by any union or other group seeking to represent any material number of employees of the Company or any Subsidiary, nor is there any pending decertification proceeding, except for such efforts and proceedings which have not been and would not be reasonably likely to be material to the Company and the Subsidiaries taken as a whole.

                  3.13     EMPLOYEE BENEFIT PLANS.

                  (a) For purposes hereof, the term "EMPLOYEE PLAN" means any pension, retirement, profit-sharing, deferred compensation, stock purchase, stock option, bonus or incentive plan, any medical, vision, dental or other health plan, any life insurance plan, vacation, severance, disability or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, including, without limitation, any "EMPLOYEE BENEFIT PLAN" as defined in Section 3(3) of ERISA which the Company or any of its Subsidiaries maintains or contributes to or for which the Company or any of its Subsidiaries has any liability. Neither the Company nor any Subsidiary sponsors, maintains, contributes to or has any contingent or other liability with respect to any Employee Plan which is a defined benefit plan as defined in Section 3(35) of ERISA and which is qualified under Section 401(a) of the Code (a "DEFINED BENEFIT PLAN") or any multiemployer plan within the meaning of Section 3(37) or Section 4001(3)of ERISA (a "MULTIEMPLOYER PLAN"). With respect to each Employee Plan, there has been provided or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) any summary plan description, (iii) the most recent annual Form 5500 (if applicable) with respect to such Company Plans and (iv) if such Employee Plan is intended to be a qualified single employer plan under section 401(a) of the Code, the most recent favorable determination letter received from the Internal Revenue Service and if a determination letter request is pending, a copy of such request. There has been no act or omission that would impair the ability of the Company to unilaterally amend or terminate any Plan, subject to the terms thereof, without material liability to the Company.

                  (b)      As of the date hereof:

                           (i) Each of the Employee Plans that purports to be qualified under Section 401(a) of the Code and any trust under any such Employee Plan that purports to be exempt from income tax under Section 501(a) of the Code has received one or more favorable determination letters from the IRS to such effect or there is currently pending a request for such determination letter, or the deadline for filing a request for such determination letter has not yet expired. To the knowledge of the Company, each Employee Plan intended to be qualified under Section 401 of the Code has been administered in all material respects according to its terms, and to the knowledge of the Company nothing has occurred which would be reasonably likely to adversely affect its qualified status or the qualified status of any related trust. The Employee Plans are and all times have been in compliance in all material respects with all other laws (including without limitation, ERISA and the Code) applicable to Employee Plans. Except as set forth in SCHEDULE 3.13, all material reports and material disclosures relating to the Employee Plans required to be filed with or furnished to any Governmental Body have been filed or furnished in a timely manner and in accordance with applicable law.

                           (ii) With respect to any Employee Plan, no prohibited transaction (within the meaning of Section 406 of ERISA and/or Section 4975 of the Code) exists which could subject the Company or any of the Subsidiaries or any "disqualified person" to any material excise tax or penalty pursuant to
         Section 502(1) of ERISA or under Section 4975 of the Code, except in each case as have not had and would not have a Material Adverse Effect.

                           (iii) In the last six years neither the Company nor any Subsidiary has sponsored, maintained or had any obligation with respect to any Defined Benefit Plan or Multiemployer Plan.

                  (c) The Company and each of the Subsidiaries have made full and timely payment of all amounts which are required to be paid as contributions to each Employee Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA). There are no material unpaid contributions due prior to the date hereof with respect to any Employee Plan that are required to have been made under the term of such Employee Plan.

                  (d) Each of the Company and the Subsidiaries has complied in all material respects with the continuation coverage requirements of Part 6 of Title I of ERISA, as amended.

                  (e) Assuming that the shareholder approval requirements of Code Section 280G are satisfied, neither the Company nor any Subsidiary will be obligated as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Closing Date) to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code).

                  (f) With respect to any Employee Plan, except as set forth in SCHEDULE 3.13: (i) no filing, application or other material matter is pending with any Governmental Body and (ii) there are no outstanding material liabilities for taxes, penalties or fees.

                  (g) With respect to any Employee Plan, there is no material liability, contingent or otherwise, under any insurance policy with respect to any Employee Benefit Plan for a retroactive rate adjustment or loss-sharing or similar arrangement.

                  (h) Except as set forth in SCHEDULE 3.13, the Company has no material liability or material contingent liability for providing, under any Employee Plan or otherwise, any post-retirement medical or life insurance benefits or other welfare benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.

                  (i) Except as set forth in SCHEDULE 3.13, no Employee Plan provides material benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

                  (j) There are no pending, or to the knowledge of the Company, threatened material claims or controversies with respect to any Employee Plan, other than routine claims for benefits in the ordinary course of business.

                  (k) Except as set forth in SCHEDULE 3.13, the Company has not agreed (i) to create or incur material liability with respect to, or to cause to exist any Employee Benefit Plan, program or arrangement (other than the Employee Plans), (ii) to enter into any material contract or agreement to provide compensation or benefits to any individual (other than the Employee Plans), or (iii) to modify, change or terminate any Employee Plan, except as may be required by applicable law.

                  3.14     CERTAIN CONTRACTS.

                  (a) Except as set forth in SCHEDULE 3.14, as of the date hereof, neither the Company nor any Subsidiary is a party to, or is bound by:

                           (i) any agreement, contract or other commitment outside of the ordinary course of business involving payments by or to the Company or any Subsidiary of more than $1,000,000 in any 12-month period;

                           (ii) any severance agreement or contract for the employment of any officer or employee (other than any contract which is terminable without liability upon notice of 180 days or less), or any severance agreement or contract of employment with a former officer, director or employee, pursuant to which, in any case, payments in excess of $50,000 in any 12-month period are required to be made by the Company or any Subsidiary after the date hereof;

                           (iii) any contract or obligation relating to any outstanding indebtedness for borrowed money by the Company or any Subsidiary, other than borrowings less than $1,000,000 in the aggregate;

                           (iv) except for guarantees of obligations between or among the Company and the Subsidiaries, any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person outside of the ordinary course of business;

                           (v)      any collective bargaining agreement;

                           (vi) any agreement which obligates the Company or any Subsidiary not to compete with any business or which otherwise restrains or prevents the Company or any of the Subsidiaries from carrying on any lawful business (excluding customary restrictive covenants contained in agreements previously provided to Purchaser); or

                           (vii) any sales, marketing or distribution agreements generating revenues or expenditures in excess of $500,000.

                  (b) Complete and correct copies of all contracts, agreements and other instruments referred to in SCHEDULE 3.14 have been made available to Purchaser by the Company, except to the extent that disclosure of any of the foregoing is restricted by applicable confidentiality agreements.

                  (c) Except as disclosed in SCHEDULE 3.14, all contracts, agreements and other instruments referred to in SCHEDULE 3.14 are in full force and effect and neither the Company nor any Subsidiary, nor, to the knowledge of the Company any third party including any employee of the Company or its Subsidiaries, is in breach of or default under any such contract, agreement or instrument or, to the knowledge of the Company, under any non-competition agreement with any third party, except for breaches and defaults which have not had and would not have a Material Adverse Effect.

                  3.15 COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 3.15, the Company and the Subsidiaries have complied in the conduct of their businesses with all Laws, except failures to comply which have not had and would not have a Material Adverse Effect.

                  3.16     ENVIRONMENTAL MATTERS.

                  (a) Except as set forth in SCHEDULE 3.16, (i) neither the Company nor any Subsidiary is subject to any compliance order, consent decree, notice, demand, enforcement proceeding or injunction issued or initiated by any Governmental Body relating to any Environmental Law, (ii) neither the Company nor any Subsidiary has been notified in writing that it may be a responsible party or potentially responsible party under or in violation of or noncompliance with any Environmental Law and (iii) there are no events or facts known to the Company that indicate that the Company or any Subsidiary is or will be such a responsible party or potentially responsible party or will be in violation of or not in compliance with any Environmental Law, except in each case for such matters as have not had and would not have a Material Adverse Effect.

                  (b) Except as has not had and would not have a Material Adverse Effect, to the knowledge of the Company: (i) no real property currently or formerly owned, leased or operated by the Company or any Subsidiary is contaminated with any Hazardous Substance and (ii) there are no other circumstances or conditions involving the Company or any Subsidiary that have resulted or are likely to result in any liability on the part of the Company or any Subsidiary relating to or arising under any Environmental Law.

                  3.17 LITIGATION. Except as set forth in SCHEDULE 3.17, there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which would be reasonably likely to be material to the Company and the Subsidiaries taken as a whole. To the knowledge of the Company, neither the Company nor any Subsidiary is in default in respect of any judgment, order, writ, injunction or decree of any court or any Governmental Body which would be reasonably likely to be material to the Company and the Subsidiaries taken as a whole. There is no action, suit, investigation or proceeding pending, or to the Company's knowledge, threatened involving the Company or any of the Subsidiaries which would be reasonably likely to have a Material Adverse Effect on the ability of the Company to perform its obligations hereunder, or which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

                  3.18 FINDERS. Neither the Company nor any Subsidiary is obligated to pay any fee or commission to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement, except that the Company is obligated to pay upon consummation of the transactions contemplated hereby, a fee to Goldman, Sachs & Co. who has been retained by the Company to serve as financial advisor.

                  3.19 THIRD-PARTY CONSENTS. Except as set forth in SCHEDULE
3.4 or SCHEDULE 3.19, the Company has received all consents, authorizations and approvals from non-governmental third parties which are necessary in order to enable (a) Purchaser to consummate the transactions contemplated hereby and (b) the Company and the Subsidiaries to conduct their businesses after the Closing Date on the same basis as conducted prior to the date hereof (except with respect to clauses (a) and (b) for the failure to obtain any consents, approvals, authorizations, exemptions and waivers the failure of which to obtain would not, in the aggregate, result in a Material Adverse Effect).

                  3.20 UNDISCLOSED LIABILITIES. Except as set forth in any SEC Filing and except as disclosed in SCHEDULE 3.20, as of December 31, 2000, neither the Company nor any Subsidiary had, and since such date neither the Company nor any Subsidiary has incurred, any material liabilities or material obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet (or the footnotes thereto) of the Company prepared in accordance with GAAP except liabilities incurred in the ordinary and usual course of business and consistent with past practice, and liabilities incurred in connection with the performance of this Agreement.

                  3.21 DISCLOSURE. None of this Agreement (including, without limitations, the Schedules hereto), or any certificate furnished or to be furnished by or on behalf of the Company or the Sellers, contains or will contain an untrue statement of material fact. This Agreement (including the Schedules hereto), does not, considered as a whole, omit to state a material fact necessary in order to make the statements contained herein in light of the circumstances in which they are made not misleading.

                  3.22 CUSTOMERS. Except as set forth in SCHEDULE 3.22 or as would not have a Material Adverse Effect, as of the date hereof none of the Company's top twenty customers (by revenue) has given written notice that such customer will cease to purchase products or services or reduce significantly the amount of products and services purchased from the Company, or modify in any manner adverse to the Company its relationship with the Company.

                  3.23 SUPPLIERS. Except as set forth in SCHEDULE 3.23 or as would not have a Material Adverse Effect, as of the date hereof none of the Company's top twenty suppliers (by dollar amount purchased) has given written notice that such supplier will cease to supply products or services or reduce significantly the amount of products supplied to the Company, or modify in any manner adverse to the Company its relationship with the Company.

                  3.24 BOOKS AND RECORDS. The books and all corporate (including minute books and stock record books) and financial records of the Company and its Subsidiaries are complete and correct and have been maintained in accordance with applicable sound business practices, laws and other requirements, except as would not have a Material Adverse Effect.

                  3.25 NO ILLEGAL PAYMENTS. None of the Sellers, the Company or any Subsidiary, nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any Subsidiary (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office
(i) which might subject any of the Company and any Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding which was material or could reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole or (ii) the non-continuation of which was material or could reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose which was material or could reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

                  3.26 TRANSACTIONS WITH AFFILIATES. Except as set forth in
SCHEDULE 3.26, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, commitment or understanding (other than contracts, commitments or understandings between or among the Company and its Subsidiaries) with any of the stockholders, directors or officers (except for the employment and related agreements listed in SCHEDULE 3.14) of Seller or any of its affiliates or any member of their respective families or with any of the directors or officers of the Company or any of its Subsidiaries or any member or their respective families, and neither Seller nor any of its affiliates nor any of the stockholders, directors or officers of the Seller or any of its affiliates or the members of their respective families or any of the directors or officers of the Company or any of its Subsidiaries or any member of their respective families owns or otherwise has any right to or interest in any asset, tangible or intangible, which is used in the Company's business.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  Each Seller severally (as to such Seller and not as to any other Seller) represents and warrants to Purchaser as follows:

                  4.1      AUTHORITY AND RELATED MATTERS.

                  (a) Such Seller has full legal right, power, capacity and authority to execute and deliver this Agreement and to perform such Seller's obligations hereunder. This Agreement is the legal, valid and binding obligation of such Seller in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by general principles of equity and public policy).

                  (b) Such Seller is the owner of the number of Shares listed beside such Seller's name on EXHIBIT A. As of the Closing Date, the Shares to be sold to Purchaser by such Seller will be transferred to Purchaser free and clear of all Encumbrances.

                  (c) Except as set forth in SCHEDULE 4.1, the execution and delivery by such Seller of this Agreement and the consummation by such Seller of any of the transactions contemplated hereby will not:

                           (i) violate, conflict with, result in a breach of or constitute a default under any articles of organization, bylaws, trust agreement, partnership agreement or certificate of partnership or other organizational documents of the Seller, or, except as would not prevent or delay the consummation of the transactions contemplated hereby, any note, instrument, agreement, mortgage, lease, license, franchise, Governmental Permit or judgment, order, award or decree to which such Seller is a party or by which the Seller is bound, or any Law affecting such Seller; or

                           (ii) require the approval, consent, authorization or act of, or the making by such Seller of any declaration, filing or registration with, any Governmental Body.

                  4.2 NO FINDER. Such Seller has not made any arrangement which would obligate Purchaser, the Company or the Subsidiaries to pay any fee or commission (or reimburse expenses) to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to the Company and each Seller as follows:

                  5.1 ORGANIZATION OF PURCHASER. Purchaser is a limited liability company duly organized, legally existing and in good standing under the laws of Delaware and has full limited liability company power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. Prior to the date hereof, true and complete copies of the certificate of formation and operating agreement of Purchaser have been delivered to the Company, and such documents have not been amended to date.

                  5.2 AUTHORITY OF PURCHASER.

                  (a) Purchaser has the requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized and approved by all necessary limited liability company action on behalf of Purchaser and do not require any further authorization or consent of Purchaser or its or equity holders. This Agreement is the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by general principles of equity and public policy).

                  (b) Neither the execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of any of the transactions contemplated hereby nor performance by Purchaser of its obligations hereunder will violate, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under the charter, bylaws, trust agreement, partnership agreement, operating agreement, certificate of formation, or certificate of partnership or other constitutive documents of Purchaser, or any note, instrument, agreement, mortgage, lease, license, franchise, Governmental Permit or judgment, order, award or decree to which Purchaser is a party, to which any of its properties is subject or by which Purchaser is bound, except as would not prevent or delay consummation of the transactions contemplated hereby.

                  5.3 NO FINDER. Neither Purchaser nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                  5.4 ABSENCE OF PROCEEDINGS. There is no action, suit, proceeding or investigation pending or, to the knowledge of Purchaser, threatened, against Purchaser which might materially and adversely affect or restrict Purchaser's ability to consummate the transactions contemplated by this Agreement.

                  5.5 INVESTMENT INTENT. Purchaser is purchasing the Shares hereunder solely for its own account and with no intention of distributing or reselling the Shares or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act or any other securities laws of the United States of America or any state thereof.

                  5.6 STATUS AS ACCREDITED INVESTOR. Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act). Purchaser has such knowledge and experience in business and financial matters so that Purchaser is capable of evaluating the merits and risks of an investment in the Shares. Purchaser understands the full nature and risk of an investment in the Shares. Purchaser further acknowledges that it has had access to the books and records of the Company and the Subsidiaries, is generally familiar with the business being conducted by the Company and the Subsidiaries and has had an opportunity to ask questions concerning the Company and the Subsidiaries.

                  5.7 FINANCIAL CAPABILITY. Assuming the conditions to funding by Goldman Sachs have been satisfied (or waived) pursuant to the Goldman Sachs financing letters attached hereto as EXHIBIT C, which include a commitment letter relating to a bridge loan facility (the "Bridge Facility"), Purchaser has, or has available to it, adequate funds to meet its obligations under this Agreement.

                  5.8 NO OUTSIDE RELIANCE. Purchaser has not relied and is not relying upon any statement or representation not made in this Agreement or any Schedule hereto or any certificate or document required to be provided by the Company or any of the Sellers pursuant to this Agreement.

                  5.9 GOVERNMENTAL CONSENTS. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body (other than such as are required pursuant to the H-S-R Act or any foreign pre-merger notification or anti-competition statute) is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement.

                                   ARTICLE VI
                              ADDITIONAL COVENANTS

                  6.1 INVESTIGATION BY PURCHASER. From the date hereof until Closing or termination of this Agreement pursuant to Article IX hereof, the Company shall afford to the officers and authorized representatives of Purchaser (including, without limitation, independent public accountants and attorneys) and to the employees and authorized representatives of Purchaser's financing sources, reasonable access during normal business hours to the offices, properties, senior management and business and financial records of the Company and the Subsidiaries to the extent Purchaser shall reasonably consider necessary, and shall furnish to Purchaser or its authorized representatives such additional information concerning the Company and the Subsidiaries and their properties, assets, businesses and operations as shall be reasonably requested. Purchaser covenants that such investigation shall be conducted in such a manner as not to (a) interfere unreasonably with the operations of the Company and the Subsidiaries or (b) delay the Closing. Nothing in this Section shall be interpreted so as to grant Purchaser the right to perform invasive or subsurface investigations of the properties or locations of the Company or the Subsidiaries.

                  6.2 CONFIDENTIALITY. Any information provided to Purchaser or its representatives and any information provided to the Company, the Subsidiaries or the Sellers or their respective representatives pursuant to this Agreement shall be held by each party and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated April 12, 2001 by and between an affiliate of Purchaser and TWCC (the "Confidentiality Agreement").

                  6.3 CERTAIN AGREEMENTS. Each of the parties hereto shall use such party's best efforts to consummate the transactions contemplated by this Agreement. Each party shall promptly notify the others of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit, otherwise challenge the legality of or delay the transactions contemplated by this Agreement.

                  6.4      OPERATIONS PRIOR TO THE CLOSING DATE.

                  (a) Subject to Section 6.4(b) hereof or expressly contemplated by this Agreement, from the date hereof through the Closing Date, the Company and the Subsidiaries taken as a whole shall operate and carry on their businesses only in the ordinary course. In furtherance and not in limitation of the foregoing, the Company shall use commercially reasonable efforts consistent with good business practice to (i) keep and maintain the assets and properties of the Company and the Subsidiaries in normal operating condition and repair, (ii) maintain the business organization of the Company and the Subsidiaries, as a whole, intact and (iii) preserve the goodwill of the suppliers, employees, customers and others having business relations with the Company and the Subsidiaries.

                  (b) Except as expressly contemplated by this Agreement or as set forth in SCHEDULE 6.4, neither the Company nor any Subsidiary shall without the express prior written approval of Purchaser (which shall not be unreasonably withheld):

                           (i) amend its articles of organization or bylaws or the Certificate of Designations;

                           (ii) issue, transfer, sell or deliver any shares of its capital stock (or options or other securities convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock) or any other interest therein, except (A) in connection with the exercise of Company Options granted prior to the date hereof pursuant to the Company Option Plan or (B) in connection with the issuance of any Company Options surrendered or any Shares repurchased after the date hereof and prior to the Closing as determined by the Board of Directors of the Company (provided that such issuances shall not result in an increase in the aggregate consideration payable pursuant to Article II hereof based on the accuracy of the representations and warranties set forth in Section 3.2 hereof);

                           (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of such shares, except for dividends and distributions payable by a Subsidiary to another Subsidiary or to the Company;

                           (iv) redeem, purchase or otherwise acquire for any consideration (A) any outstanding shares of its capital stock or securities carrying the right to acquire or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock, (B) any other securities of the Company or any Subsidiary, or (C) any interest in any of the foregoing, except as contemplated by this Agreement and the redemption or repurchase of shares of Class C Stock from employees in connection with the termination of such employee's employment;

                           (v) incur any indebtedness for borrowed money, except borrowings in the ordinary course of business under the revolving portion of the Senior Credit Agreement consistent with the Company's historical practice and the budget provided to Purchaser;

                           (vi) make any acquisition or disposition of stock or other securities or assets of any Person or materially increase inventory levels of the Company or any Subsidiary except acquisitions or dispositions of inventory and equipment in the ordinary course of business consistent with past practice and the budget provided to Purchaser;

                           (vii) incur capital expenditures materially in excess of those contemplated by the budget previously provided to Purchaser by the Company or defer or cancel any such material contemplated expenditures;

                           (viii) merge or consolidate with any corporation or other entity;

                           (ix) enter into any employment or similar contract with, or materially increase the compensation payable to, any officer, director or employee except in the ordinary course of business and not to exceed annual compensation in excess of $200,000 for any individual;

                           (x) alter in any material respect its historical practices and policies relating to the payment and collection of accounts payable and accounts receivable as reflected in the budget previously provided to Purchaser;

                           (xi) except as contemplated by or described in this Agreement, adopt, amend in any material respect or terminate any Employee Plan, severance plan or collective bargaining agreement or make awards or distributions under any Employee Plan, except awards or distributions to any participant or employee in the ordinary course, not to exceed $50,000 in the aggregate;

                           (xii) create, assume or suffer to be incurred any Encumbrance of any kind on any of its properties or assets other than Permitted Encumbrances excluding from the definition of Permitted Encumbrances for purposes of this clause (xii) only, liens securing indebtedness for borrowed money except any such liens created pursuant to the Senior Credit Agreement;

                           (xiii) amend, supplement or modify any agreement material to the Company and its Subsidiaries taken as a whole except in the ordinary course of business;

                           (xiv) make any payment of principal or interest on the Notes, under the Senior Credit Agreement, or under any other indebtedness of the Company or its Subsidiaries other than: (a) as required by the terms and as set forth in SCHEDULE 6.4 and (ii) on the revolving loans under the Senior Credit Agreement; or

                           (xv)   commit to do any of the foregoing.

                  6.5 NO PUBLIC ANNOUNCEMENT; CONFIDENTIALITY. Prior to the Closing Date, none of Purchaser, the Company, or any Seller shall, without the approval of Purchaser and the Company (which shall not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case Purchaser and the Company shall be advised, and Purchaser and the Company shall use their reasonable efforts to cause mutually acceptable releases or announcements to be issued. On the date hereof and on the Closing Date, the parties shall issue press release(s) which shall be reasonably acceptable to both the Company and Purchaser. Nothing in this Section 6.5 shall be deemed to prevent Purchaser from making customary announcements necessary to obtain its financing. Except pursuant to confidentiality agreements that are in substance similar to the Confidentiality Agreement, neither the Company nor any Seller shall provide to any third party any non-public information regarding the Company in connection with such third parties' consideration of a merger, sale of assets, sale of Shares or similar transactions involving the Company.

                  6.6 GOVERNMENTAL FILINGS; CONSENTS.

                  (a) The Sellers, the Company and Purchaser shall cooperate with each other in filing any necessary applications, reports or other documents with any Governmental Body having jurisdiction with respect to the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by, including required consents of, any such Governmental Body.

                  (b) Each of the parties hereto shall (i) promptly make or cause to be made the filings required of such party under the H-S-R Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the H-S-R Act for additional information, documents or other material received by such party or any of its affiliates or subsidiaries from the Federal Trade Commission or the Department of Justice or other Governmental Body in respect of such filings, and (iii) cooperate with the other parties in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Body under the H-S-R Act with respect to any such filing and the transactions contemplated by this Agreement. Each party shall promptly inform the other parties of any material communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Body regarding any such filing. None of the parties shall participate in any meeting with any Governmental Body in respect of any such filing, investigation or other inquiry without giving each other party notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and participate.

                  (c) Each of the Sellers, the Company and Purchaser shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement, and if, by mutual agreement, the Sellers, the Company and Purchaser decide that litigation is in their best interests, each party shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any order that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Each party hereto shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice period under the H-S-R Act with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

                  6.7 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

                  (a) Purchaser covenants for itself and its successors and assigns, that they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company and the Subsidiaries, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

                  (b) The Company shall not take any action directly or indirectly to disaffirm or adversely affect the provisions of the articles of organization and bylaws and any other written agreements of the Company and the Subsidiaries that provide indemnification of and expense reimbursement to any person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any Subsidiary.

                  6.8 EMPLOYEE BENEFITS. From and after the Closing, Purchaser shall cause each of the Company and the Subsidiaries to maintain and perform all obligations in connection with the benefit plans and other agreements set forth in SCHEDULE 6.8 that have accrued or otherwise become vested, earned or due as a result of or prior to the Closing.

                  6.9 DEBT OBLIGATIONS. From and after the Closing, Purchaser shall cause the Company and the Subsidiaries to honor all of their obligations under (a) the indentures governing the Notes and (b) the Senior Credit Facility.

                  6.10 INTERIM FINANCIALS: COOPERATION WITH FINANCING. During the period prior to the Closing Date, the Company shall provide to Purchaser consolidated monthly financial statements within 10 business days after the end of each month. Further, the Company shall provide, and shall cause the Subsidiaries to provide, all reasonable cooperation in connection with the arrangement of Purchaser's financing including (a) promptly providing to Purchaser's financing sources all material financial information in their possession with respect to the Company and the acquisition reasonably requested by Purchaser, including information and projections prepared by the Company relating to the Company and the acquisition, (b) causing the Company's senior officers and other Company representatives to be reasonably available to Purchaser's financing sources in connection with such financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to such financing, including "road show" presentations to rating agencies, potential lenders and other investors, and
(c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Purchaser's financing sources in preparing other appropriate marketing materials, in each case to be used in connection with such financing.

                  6.11 NOTIFICATION OF CERTAIN MATTERS. During the period prior to the Closing Date, the Company shall give prompt written notification to Purchaser, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of the Company or the Sellers, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder

                  6.12 NON-SOLICITATION OF EMPLOYEES. Each of the Sellers agrees that for a period of two years after the Closing Date neither such Seller nor any person or entity controlling, controlled by or under common control with such Seller will directly or indirectly, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of the Company or its

Subsidiaries, to leave the employ of the Company unless such person has been terminated by the Company.

                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER

                  The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  7.1 NO MISREPRESENTATION OR BREACH.

                  (a) There shall have been no material breach by the Company or the Sellers in the performance of any of their covenants, agreements or obligations herein.

                  (b) (i) The representations and warranties contained in
Article III hereof (except for the representations and warranties contained in Sections 3.2, 3.5, 3.8, 3.11, 3.17 and 3.20) shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties that speak as of a specific date prior to the Closing Date which need only speak as of such date); PROVIDED, HOWEVER, that the condition set forth in this subparagraph (b)(i) shall be considered satisfied unless, ignoring for this purpose all qualifications as to materiality and Material Adverse Effect in such representations and warranties, the inaccuracies in such representations and warranties (with all such inaccuracies taken in the aggregate) have had or would have a Material Adverse Effect; (ii) the representations and warranties contained in Sections 3.2, 3.5, 3.11 and 3.17 hereof shall be true and correct in all material respects, except for representations and warranties qualified by materiality and Material Adverse Effect, which representations and warranties shall be true and correct in all respects, as of the Closing Date as though made on the Closing Date (except for representations and warranties that speak as of a specific date prior to the Closing Date which need only speak of such date); and (iii) the representations and warranties contained in Sections 3.8 and 3.20 hereof shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties that speak as of a specific date prior to the Closing Date which need only be true and correct as of such date); PROVIDED, HOWEVER, that the condition set forth in this subparagraph (b)(iii) shall be considered satisfied unless ignoring for this purpose all qualifications as to materiality and Material Adverse Effect in such representations and warranties, the inaccuracies in either
Section 3.8 or 3.20 give rise to a loss or liability to the Company that exceeds, in either case, $10,000,000.

                  (c) There shall have been no material breach by the Class D Sellers in the performance of any of their covenants, agreements and obligations herein, and none of the representations and warranties contained in Article IV shall fail to be true and correct in any material respect on the Closing Date as though made on the Closing Date.

                  7.2 RESIGNATIONS OF DIRECTORS. The Company and each Subsidiary shall have furnished Purchaser with signed resignations, effective as of the Closing, of each director of the Company or any Subsidiary requested by Purchaser.

                  7.3 LITIGATION. As of the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any court or other Governmental Body of competent jurisdiction that is in effect that materially restrains or prohibits the consummation of the transactions contemplated hereby.

                  7.4 GOVERNMENTAL APPROVALS. All authorizations, consents and approvals of (or filings with) any Governmental Body shall have been obtained (or made) and any waiting period under the H-S-R Act shall have expired or been earlier terminated, except for those authorizations, consents and approvals that have not had and would not have a Material Adverse Effect.

                  7.5 FIRPTA AFFIDAVIT. On or prior to the Closing Date, the Company shall deliver a certification satisfying the requirements of sections1.1445-2(c)(3) of the Treasury Regulations.

                  7.6 SHAREHOLDER APPROVAL FOR CERTAIN PAYMENTS OR BENEFITS. Shareholder approval which complies with the requirements of Code Section 280G(b)(5) for any payments or benefits the deductibility of which is otherwise disallowed under Section 280G of the Code shall have been obtained by the Company.

                  7.7 LEGAL OPINIONS. Counsel for the Company and the Sellers shall have delivered to Purchaser an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser.

                  7.8 AVAILABILITY OF FUNDS. Funds in an amount necessary to satisfy Purchaser's obligations hereunder shall have been available to Purchaser as contemplated by Section 5.7 whether pursuant to the Bridge Facility or otherwise.

                  7.9 OFFICER'S CERTIFICATE. Purchaser shall have received a certificate of the Company as to the matters set forth in Section 7.1 above signed by a duly authorized officer of the Company.

                  7.10 DELIVERY OF DOCUMENTS. The Company and the Sellers shall have furnished Purchaser with the certificates, agreements, opinions and other documents required to be provided under this Agreement.

                  7.11 TERMINATION OF CERTAIN AGREEMENTS. As of the Closing Date, all agreements between or among the Company, on the one hand, and the Sellers and affiliates of the Sellers, on the other hand, shall have been terminated without cost or liability to the Company or Purchaser.

                  7.12 TRANSACTION EXPENSES. On or prior to the Closing Date, the Company shall provide evidence reasonably satisfactory to Purchaser that, upon payment by the Company of invoices submitted by PricewaterhouseCoopers LLP, Gibson, Dunn & Crutcher LLP and Goldman, Sachs & Co. all amounts due by the Sellers or the Company to each of such firms for services related to this Agreement have been paid in full and that neither the Company nor Purchaser shall have any further liability or obligation in respect thereof or in respect of any Transaction Expense after the Closing.

                                  ARTICLE VIII
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                         OF THE COMPANY AND THE SELLERS

                  The obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  8.1 NO MISREPRESENTATION OR BREACH.

                  (a) There shall have been no material breach by Purchaser in the performance of any of its covenants, agreements or obligations herein.

                  (b) Each of the representations and warranties contained in
Article V hereof shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties that speak as of a specific date other than the Closing Date which need only be true and correct as of such date); PROVIDED, HOWEVER, that the condition set forth in this subparagraph (b) shall be considered satisfied unless, ignoring for this purpose all qualifications as to materiality in such representations and warranties, the inaccuracies in the representations and warranties (with all such inaccuracies taken in the aggregate) would have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

                  8.2 LITIGATION. The condition set forth in Section 7.3 shall have been satisfied.

                  8.3 GOVERNMENTAL APPROVALS. The condition set forth in
Section 7.4 shall have been satisfied.

                  8.4 OFFICER'S CERTIFICATE. Sellers shall have received a certificate of Purchaser as to the matters set forth in Section 8.1 above signed by a duly authorized officer of Purchaser.

                                   ARTICLE IX
                                  TERMINATION

                  9.1 TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date: (a) by the mutual consent of Purchaser and the Company (on behalf of itself and the Sellers); (b) by Purchaser in the event that any condition set forth in Article VII shall not be satisfied and shall not be reasonably capable of being remedied on or prior to October 31, 2001; (c) by the Company (on behalf of itself and the Sellers) in the event that any condition set forth in Article VIII shall not be satisfied and shall not be reasonably capable of being remedied on or prior to October 31, 2001; and (d) by the Company (on behalf of itself and the Sellers) or by Purchaser if the Closing shall not have occurred on or before October 31, 2001; PROVIDED, HOWEVER, that no party may terminate this Agreement pursuant to clause (b),
(c) or (d) if the failure of any condition in Article VII or Article VIII to be satisfied or the failure of the Closing to occur on or before October 31, 2001 results from the breach by such party of this Agreement.

                  9.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to this Article IX, all obligations of the parties under this Agreement (other than under this Section 9.2, or under Section 6.2, Section 6.5, Section 10.5 and Section 10.14) shall be terminated without liability or penalty on the part of any party or its officers, directors shareholders to any other party; PROVIDED, HOWEVER that no such termination shall relieve any party from liability for damages resulting from any breach by such party of this Agreement or otherwise limit any remedy available to a party or parties on account of any such breach.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties set forth in Article III, IV or V of this Agreement shall survive the Closing.

                  10.2 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) three business days after being sent by registered or certified mail, return receipt requested, (b) upon delivery, if hand delivered, (c) one business day after being sent by prepaid overnight carrier with guaranteed delivery, with a record of receipt, or (d) upon transmission with confirmed delivery if sent by facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, return receipt requested), to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                  (a)      if to Purchaser:

                           CH Acquisitions LLC
                           c/o Berkshire Partners LLC
                           One Boston Place
                           Boston, MA 02108-4401
                           Attention:  Brad Bloom
                           Telecopy: (617) 227-6105

                     with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA 02110
                           Attention:  David C. Chapin, Esq.
                           Telecopy: (617) 951-7050

                    (b)    if to the Company:

                           Carter Holdings, Inc.
                           1590 Adamson Parkway, Suite 400
                           Morrow, GA 30260

                           Attention: Chief Executive Officer
                           Telecopy: (770) 960-1556

                     with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention: E. Michael Greaney, Esq.
                           Telecopy: (212) 351-4035

                  (c)      if to Sellers:

                           to the addresses set forth
                           on EXHIBIT E hereto


                     with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York 10166
                           Attention: E. Michael Greaney, Esq.
                                      David B. Rosenauer, Esq.
                           Telecopy: (212) 351-4035

                  10.3 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law but, in the case that any provision contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

                  10.4 EXECUTION IN COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Company and Purchaser. Facsimile signatures shall be treated as originals to the extent the sender can show that such facsimile was actually transmitted.

                  10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, the City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                  10.6 EXPENSES. Except as otherwise provided herein and except that at Closing the Company shall pay the Transaction Expenses, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

                  10.7 ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer a benefit upon any Person other than the parties hereto (and their successors and assigns permitted by this Section 10.7) and the Indemnified Parties and their respective heirs, legatees and personal representatives to the extent provided in Section 6.7.

                  10.8 NO IMPLIED REPRESENTATION. Notwithstanding anything contained in this Agreement to the contrary, it is the explicit intent of each party hereto that the Company, the Subsidiaries and the Sellers are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

                  10.9 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  10.10 SCHEDULES AND EXHIBITS. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Disclosure of any fact or item in any schedule hereto shall be deemed to be disclosed in the other schedules hereto notwithstanding the lack of a specific cross-reference.

                  10.11 KNOWLEDGE. In each provision of this Agreement in which a representation or warranty is qualified to the "knowledge" of a Person or to the "best of the knowledge" of a person, unless otherwise stated in such provision, each such phrase means that the Person does not have actual knowledge of any state of facts which is different from the facts described in the warranty or representation. With respect to the Company, such knowledge shall refer solely to the "knowledge" of one or more of those individuals identified in SCHEDULE 10.11.

                  10.12 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the schedules and exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. Purchaser and the Management Sellers may amend the terms of this Agreement in Section 2.1(b), Section 2.4, EXHIBIT A or EXHIBIT D, without the consent of any other party hereto that is not adversely affected by such action. Any purported amendment that does not comply with the foregoing shall be null and void.

                  10.13 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  10.14 WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 10.14.

                          (signatures on next page)

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



   CH ACQUISITIONS LLC, a Delaware          CARTER HOLDINGS, INC., a
   limited liability company                Massachusetts corporation


   By:  /s/ ROSS M. JONES                   By: /s/ DAVID A. BROWN
        --------------------------              ------------------------
        Name:  ROSS M. JONES                    Name:  DAVID A. BROWN
        Title: VICE PRESIDENT                   Title: EXECUTIVE VICE PRESIDENT



                   (signatures continue on the next page)

                                 CLASS D HOLDERS



BALLET LIMITED                            DENARY LIMITED

   By:  /s/ SALMAN A. ABBASI              By: /s/ CRAIG W. BOTTGER
        --------------------------            ------------------------
        Name:  SALMAN A. ABBASI               Name:  CRAIG W. BOTTGER
        Title: AUTHORIZED REPRESENTATIVE      Title: AUTHORIZED REPRESENTATIVE


   Number of Shares: 460                  Number of Shares: 460

GLEAM LIMITED                             HIGHLANDS LIMITED


   By:  /s/ MEREDITH I. BRODY             By: /s/ ABEER AL SHEHABI
        --------------------------            ------------------------
        Name:  MEREDITH I. BRODY              Name:  ABEER AL SHEHABI
        Title: AUTHORIZED REPRESENTATIVE      Title: AUTHORIZED REPRESENTATIVE

   Number of Shares: 460                  Number of Shares: 460

NOBLE LIMITED                             OUTRIGGER LIMITED


   By:  /s/ ANSEL MULLINS                 By: /s/ THOMAS KENNEDY
        --------------------------            ------------------------
        Name:  ANSEL MULLINS                  Name:  THOMAS KENNEDY
        Title: AUTHORIZED REPRESENTATIVE      Title: AUTHORIZED REPRESENTATIVE

   Number of Shares: 460                  Number of Shares: 460


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

                                 CLASS D HOLDERS


QUILL LIMITED                                RADIAL LIMITED

   By:  /s/ MAHMOOD AL ARADI                 By: /s/ SALMAN JAVED
        --------------------------               ------------------------
        Name:  MAHMOOD AL ARADI                  Name:  SALMAN JAVED
        Title: AUTHORIZED REPRESENTATIVE         Title: AUTHORIZED REPRESENTATIVE

   Number of Shares: 460                     Number of Shares: 460

SHORELINE LIMITED                            ZINNIA LIMITED


   By:  /s/ KEVIN O'SHEA                     By: /s/ CHRIS GNOLAN
        --------------------------               ------------------------
        Name:  KEVIN O'SHEA                      Name:  CHRIS GNOLAN
        Title: AUTHORIZED REPRESENTATIVE         Title: AUTHORIZED REPRESENTATIVE

   Number of Shares: 460                     Number of Shares: 460

INVESTCORP INVESTMENT EQUITY LIMITED


   By:  /s/ SYDNEY J. COLEMAN
        ---------------------------
        Name:  THE DIRECTOR LTD.
        Title: DIRECTOR

   Number of Shares: 400


                     (signatures continue on next page)

                                 CLASS A HOLDERS



CARTER'S INTERNATIONAL LIMITED               LAYETTE EQUITY LIMITED

   By:  /s/ W. WALSH                         By: /s/ A.Y. WILL
        --------------------------               ------------------------
        Name:  BLUEJAY INVESTMENTS LTD.          Name:  CARDINAL INVESTMENTS LTD.
        Title: DIRECTOR                          Title: DIRECTOR

   Number of Shares: 73,074                  Number of Shares: 73,074

LAYETTE INVESTMENTS LIMITED                  CLASSICS HOLDINGS LIMITED


   By:  /s/ A.Y. WILL                         By: /s/ W WALSH
        --------------------------               ------------------------
        Name:  CARDINAL INVESTMENTS LTD.         Name:  BLUEJAY INVESTMENTS LTD.
        Title: DIRECTOR                          Title: DIRECTOR

   Number of Shares:73,074                    Number of Shares: 73,074

LAYETTE HOLDINGS LIMITED                      CLASSICS EQUITY LIMITED


   By:  /s/ A.Y. WILL                         By: /s/ A.Y. WILL
        --------------------------               ------------------------
        Name:  CARDINAL INVESTMENTS LTD.         Name:  CARDINAL INVESTMENTS LTD.
        Title: DIRECTOR                          Title: DIRECTOR

   Number of Shares: 73,074                   Number of Shares: 73,074


                     (signatures continue on next page)

                                 CLASS A HOLDERS



CLASSICS INVESTMENTS LIMITED                WCC INVESTMENTS LIMITED

   By:  /s/ W. WALSH                        By:  /s/ W. WALSH
        --------------------------               ------------------------
        Name:  BLUEJAY INVESTMENTS LTD.          Name:  BLUEJAY INVESTMENTS LTD.
        Title: DIRECTOR                          Title: DIRECTOR

   Number of Shares: 73,074                 Number of Shares: 66,664

INVESTCORP CARTER'S HOLDINGS L.P.           EQUITY CARA LIMITED


   By:  /s/ MAHMOOD AL ARADI                By:  /s/ SYDNEY J. COLEMAN
        --------------------------               ------------------------
        Name:  MAHMOOD AL ARADI                  Name:  THE DIRECTOR LTD.
        Title: DIRECTOR, CARTER EQUITY LTD.      Title: DIRECTOR
               GENERAL PARTNER

   Number of Shares: 40,568.1892            Number of Shares: 68,840.5796

EQUITY CARB LIMITED


   By: /s/ SYDNEY J. COLEMAN
       --------------------------
       Name:  THE DIRECTOR LTD.
       Title: DIRECTOR

    Number of Shares: 65,217.3912

                     (signatures continue on next page)

                                 CLASS C HOLDERS



WCC HOLDINGS LIMITED                   INVESTCORP CARTER'S HOLDINGS L.P.

 By:  /s/ W. WALSH                     By:  /s/ MAHMOOD AL ARADI
      -------------------------------       -----------------------------
      Name:  BLUEJAY INVESTMENTS LTD.       Name:  MAHMOOD AL ARADI
      Title: DIRECTOR                       Title: DIRECTOR, CARTER EQUITY LTD.
                                                   GENERAL PARTNER


 Number of Shares: 25,640              Number of Shares: 31,193.86

JP MORGAN (SUISSE) AS SUCCESSOR BANK TO
THE CHASE MANHATTAN PRIVATE BANK (SWITZERLAND)


 By:  /s/ LAURA CANTINI                By:  /s/ FREDERICK J. ROWAN, II
      -------------------------------       -----------------------------
      Name:  LAURA CANTINI                  Name:  FREDERICK J. ROWAN, II
      Title: VICE PRESIDENT


 By:  /s/ VALERIE O'BRIEN
      --------------------------
      Name:  VALERIE O'BRIEN
      Title: ASSISTANT TREASURER

 Number of Shares: 34,309               Number of Shares: 56,649.455



 By:  /s/ DAVID A. BROWN                By:  /s/ JOSEPH PACIFICO
      -------------------------------        ----------------------------
      Name:  DAVID A. BROWN                  Name:  JOSEPH PACIFICO


 Number of Shares: 15,051.317           Number of Shares: 15,051.317



 By:  /s/ CHARLES E. WHETZEL, JR.       By:  /s/ MICHAEL D. CASEY
      -------------------------------        ----------------------------
      Name:  CHARLES E. WHETZEL, JR.         Name:  MICHAEL D. CASEY


 Number of Shares: 15,051.317           Number of Shares: 2,289.359



 By:  /s/ HERBERT W. GREEN              By:  /s/ SUZANNE B. CALKINS
      -------------------------------        ----------------------------
      Name:  HERBERT W. GREEN                Name:  SUZANNE B. CALKINS


 Number of Shares: 2,289.359            Number of Shares: 1,558.712


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



                                 CLASS C HOLDERS



 By:  /s/ GEOFFREY J. GIBSON              By:  /s/ JOSEPH C. WILSON, JR.
      -------------------------------          ----------------------------
      Name:  GEOFFREY J. GIBSON                Name:  JOSEPH C. WILSON, JR.


 Number of Shares: 1,510.003              Number of Shares: 1,510.003



 By:  /s/ M. LAWSON FARMER                By:  /s/ BEN F. LOGAN
      -------------------------------          ----------------------------
      Name:  M. LAWSON FARMER                  Name:  BEN F. LOGAN


 Number of Shares: 1,510.003              Number of Shares: 1,169.035



 By:  /s/ JOAN I. BONOMI                  By:  /s/ LEONARD R. BLYTHEWOOD
      -------------------------------          ----------------------------
      Name:  JOAN I. BONOMI                    Name:  LEONARD R. BLYTHEWOOD


 Number of Shares: 1,169.035              Number of Shares: 779.356



 By:  /s/ DAVID J. FOY                    By:  /s/ ROBIN R. OWEN
      -------------------------------          ----------------------------
      Name:  DAVID J. FOY                      Name:  ROBIN R. OWEN


 Number of Shares: 389.678                Number of Shares: 389.678



 By:  /s/ EILEEN B. BRODY                 By:  /s/ JOSEPH M. ELLES
      -------------------------------          ----------------------------
      Name:  EILEEN B. BRODY                   Name:  JOSEPH M. ELLES


 Number of Shares: 500                    Number of Shares: 1,000


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

                                 CLASS C HOLDERS



 By:  /s/ RALPH L. SHANNON                By:  /s/ CLYDE D. STUTTS
      -------------------------------          ----------------------------
      Name:  RALPH L. SHANNON                  Name:  CLYDE D. STUTTS


 Number of Shares: 1,000                  Number of Shares: 1,000


                             (end of signatures)